Exhibit 99.1

DISABOOM ANNOUNCES THE RESULTS OF ITS ANNUAL MEETING OF SHAREHOLDERS

Denver, Colo., August 24, 2007 – Disaboom, Inc. (OTCBB: DSBO), which is developing the first online community for people living with or directly affected by disabilities or functional limitations, today announced the results of its annual meeting of shareholders.

At Disaboom’s Annual Meeting of Shareholders held on August 21, 2007, the shareholders elected all seven of the nominees for director to serve on the Board of Directors: J.W. Roth, J. Glen House, John Walpuck, Victor Lazarro, R. Jerry Overgaard, David Petso and Patrick Templeton. Additionally, at the meeting the shareholders approved an amendment to Disaboom’s Articles of Incorporation increasing the number of authorized common stock to 65,000,000 shares, and also approved amendments to Disaboom’s 2006 Stock Option Plan.

In addition, the titles of certain of Disaboom’s executive officers have changed as the Company prepares for the October general availability release of its disaboom.com online community and transition from a development stage to an operating company. J. Glen House now serves as Disaboom’s Executive Director of Content and Chief Medical Officer. John Walpuck now serves as Disaboom’s President, Chief Financial Officer, Secretary and Treasurer. Michael Fay now serves as Disaboom’s Chief Operating Officer. Howard Lieber now serves as Disaboom’s Senior Vice President of Sales and Marketing.

“We are pleased that our shareholders have approved the increase in our authorized common stock and the amendments to our stock option plan, both of which will allow us more flexibility as Disaboom continues to evolve,” said J.W. Roth, Chairman and CEO of Disaboom. “Since founding Disaboom we have assembled a strong team of seasoned executives who have been instrumental in the Company’s early development. We look forward to the continued contributions of these individuals and have realigned their titles to reflect their ongoing roles as we move into the next phase of Disaboom’s growth.”

About Disaboom

Disaboom, Inc. was founded to develop the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It will also serve as a comprehensive online resource not only for people living with such conditions, but also their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone. Founded and designed by doctors and fellow disaboomers to meet this untapped market’s specific needs, disaboom.com will bring together content and tools ranging from specialized health information to social networking to daily living resources, in a single interactive site.

© Disaboom, Inc., 2007.

For more information about Disaboom, Inc., contact J.W. Roth at (720) 407-6530 or Jennifer Jarman of The Blueshirt Group at (415) 217-5866, and please visit the “About Us” section of our web site at www.disaboom.com.

Contacts:
     J.W. Roth
     (720) 407-6530

     Jennifer Jarman
     The Blueshirt Group
     (415) 217-5866

     http://www.disaboom.com